EXHIBIT 10.57

DESCRIPTION OF NAMED EXECUTIVE OFFICER

AND DIRECTOR COMPENSATION

Named Executive Officer Compensation

Set forth below is a summary of the compensation paid by Knology, Inc. (the “Company”) to its named executive officers (defined in Regulation S-K Item 402(a)(3)). All of the Company’s executive officers are at-will employees whose compensation and employment status may be changed at any time in the discretion of the Company’s Board of Directors.

Total compensation to the named executive officers is primarily composed of three types of compensation: (1) base salary, (2) bonuses and (3) stock options awarded under the Company’s Amended and Restated 2002 Long-Term Incentive Plan (the “Long-Term Incentive Plan”).

The Company’s compensation arrangements with its named executive officers are intended to (1) attract, retain and motivate qualified management, (2) recognize individual initiative and achievement, (3) reward employees and management for short and long-term accomplishments, (4) align compensation with the achievement of the Company’s goals and the Company’s overall performance and (5) align the interests of employees, directors and management with those of the Company’s stockholders.

Base Salary

Individual base salaries and increases for the Company’s named executive officers, other than the President and Chief Executive Officer, are determined by the President and Chief Executive Officer after consultation with the Compensation and Stock Option Committee (the “Committee). The base salary and any increases for the Company’s President and Chief Executive Officer are determined by the Committee. Base salaries are initially determined by evaluating the responsibilities of the position, the experience of the individual, and the competitive marketplace for managerial talent, including a comparison of base salaries for similar positions at comparable companies. The determination of compensation in a given year, including increases in base salary, is set after a review and consideration of a number of factors, including the individual’s level of responsibility and commitment, level of performance, contributions to the achievement of the Company’s goals and overall performance and compensation levels at comparable companies. With respect to the President and Chief Executive Officer, the Committee reviews the factors listed above, but without consultation with or input from the President and Chief Executive Officer. The Committee recommends the compensation of the President and Chief Executive Officer to the Board of Directors for final approval.

Set forth below are the 2005 base salaries of the named executive officers of the Company. Base salaries are determined annually in April.

Named Executive Officer	2005 Base Salary
Rodger L. Johnson	$410,000
Bret T. McCants	200,000
M. Todd Holt	162,500
Michael B Roddy	181,200
Chad S. Wachter	165,100

Bonuses

Bonuses are intended to align short-term cash compensation of eligible Company employees, including the named executive officers, with individual performance and Company performance. Bonuses also help to control compensation expenses and reward past performance by reducing the need for significant annual base salary increases. The President and Chief Executive Officer approves the annual bonus potential for named executive officers, other than the President and Chief Executive Officer. The bonus payment for the President and Chief Executive Officer is determined by the Compensation and Stock Option Committee based upon an evaluation of the competitive marketplace, the Company’s performance, the performance of the individual as well as the achievement of certain measurement objectives including net customer connections, revenue and EBITDA, as adjusted. The bonus payment for the named executive officers other than the President and Chief Executive Officer is based upon a committee approved bonus plan which measures the attainment of goals including individual performance as well as Company performance of customer connections, revenue and EBITDA, as adjusted.

Set forth below is the annual bonus potential, as a percentage of base salary, to the Company’s named executive officers, other than the President and Chief Executive Officer, for the year ended December 31, 2005.

Named Executive Officer
Bret T. McCants	40%
M. Todd Holt	40%
Michael B Roddy	40%
Chad S. Wachter	40%

Stock Options

The Company attempts to align the interests of employees, directors, consultants and officers, including its named executive officers, with those of the Company’s shareholders, and to reward outstanding performance, by awarding stock options to these individuals under the Long-Term Incentive Plan. The Committee administers the Long-Term Incentive Plan, including designating eligible participants and determining the number of stock options awarded and the terms and conditions thereof.

Set forth below are stock options granted to the Company’s named executive officers for 2005 as of December 31, 2005.

Named Executive Officer	Securities Underlying Stock Options
Rodger L. Johnson	539,333
Bret T. McCants	70,811
M. Todd Holt	65,283
Michael B. Roddy	31,042
Chad S. Wachter	61,795

Other Compensation

In addition to base salary, bonuses and stock options, the named executive officers receive compensation in the form of premiums on term life insurance paid by the Company, matching contributions to the Company’s 401(k) plan and car allowances. The compensation paid to the Company’s named executive officers under these compensation arrangements during 2005 will be set forth under “Other Compensation” in the Summary Compensation Table of the Company’s 2006 Proxy Statement to be filed with the Commission on Schedule 14A.

Director Compensation

Our directors historically have not received directors’ fees. Beginning in 2005, non-employee directors will be compensated as outlined in the table below. Mr. Davis, who was appointed to the board of directors pursuant to the Stockholders Agreement, receives a fee of $1,000 for each board and committee meeting he attends. In addition, Mr. Davis receives an annual retainer fee of $25,000. All directors are reimbursed for their reasonable out-of-pocket travel expenses. In addition, directors of the Company may receive stock options pursuant to the Company’s Amended and Restated 2002 Long-Term Incentive Plan upon their election to the Board of Directors. Grants of stock options to directors, and the terms and conditions thereof, are made at the discretion of the Compensation and Stock Option Committee.

2005 Non-employee Director Compensation
Annual Retainer	$2,000
Fee Per Board of Directors Meeting:
In Person	1,000
Via Telephone	250
Quarterly fee for Audit and Compensation Committee Meeting Attendance	500

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